Exhibit 99.1

First Citizens Banc Corp Announces First Quarter 2015 Earnings

Sandusky, Ohio, April 24, 2015 – First Citizens Banc Corp (NASDAQ:FCZA) PRNewswire (“First Citizens”) reported a 34.5% increase in net income attributable to common shares of $2.8 million, or $0.29 per share, diluted, for the first quarter of 2015, compared with $2.1 million, or $0.22 per share, diluted, for the prior year period.

“We are pleased with our performance for the first quarter of 2015 and our positioning for the remainder of the year. In January, we opened a new loan production office in Mayfield Heights, Ohio staffed with two very experienced lenders. This office will provide additional lending opportunities in the greater southeast Cleveland market. At the close of business on March 6th we completed the TCNB transaction giving us market presence in Dayton, Ohio. This $100 million institution will provide loan, cash management, and wealth management opportunities in the greater Dayton area. This transaction will be accretive to our earnings in 2015 by approximately $0.11 per share.” said James O. Miller, Chairman, President and CEO of First Citizens.

Mr. Miller continued, “Also in the first quarter we rebranded our Citizens and Champaign banking operations as Civista Bank. With 16 other Citizens in Ohio and 316 in the nation, we felt it was time to consolidate our brand and differentiate us from the others. Effective May 1, 2015, we will complete our brand transition by changing our holding company name from First Citizens Banc Corp to Civista Bancshares, Inc. Our ticker symbol will also change to CIVB.

Results of Operations:

Net interest income for the first quarter of 2015 increased $750 thousand, or 7.4%, from the prior year’s first quarter. Interest income increased $447 thousand, or 4.0%, for the first quarter compared to the prior year period. The increase in interest income was due primarily to an increase in average loans outstanding of $73.5 million, or 8.6% for the three-month period, compare to a year ago. The increase in average loans was partially offset by decreased loan yield of 16 basis points for the three-month period compared to 2014. Interest expense decreased $303 thousand or 26.3% for the three months ended March 31, 2015. Net interest margin for the three months of 2015 was 3.65% compared to 3.51% for the same period last year.

For the period ended March 31, 2015, the provision for loan losses decreased $350 thousand, or 46.7%, compared to the same period last year. Net charge-offs totaled $353 thousand for quarter 2015 compared to $512 thousand for the same period in 2014.

Noninterest income decreased $222 thousand, or 4.8%, compared to the prior year’s first quarter. The decrease was primarily due to a $277 thousand decrease in fee income related to income tax refund processing, due to a change in the fee structure. Gain on the sale of loans increased $93 thousand, or 90.3% compared to the same period a year ago due to an increase in the volume of loans sold.

Noninterest expense increased $175 thousand, or 1.7%, when compared to the prior year’s first quarter. Salaries and benefits increased $173 thousand, or 3.0% compared to the prior year due to annual and merit salary increases, an increase in FTEs and an increase to 401k expenses due to changes in calculation methodologies. Data processing expense increased $163 thousand, or 57.2% largely attributable to the merger and to upgrades and additional services utilized. Marketing expense decreased $121 thousand, or 40.3% for the three-month period due to re-branding expenses which were recorded in 2014. Repossession expenses decreased $89 thousand, or 48.4% compared to the same period in the prior year.

Balance Sheet

Total assets increased $194.0 million, or 16.0%, from December 31, 2014 to March 31, 2015. This was due primarily to addition of the assets of TCNB Financial Corp. (“TCNB”), as well as cash related to the tax refund processing program. Total assets of TCNB prior to the merger were $97.4 million, including $76.8 million in loans.

Total deposits increased $228.4 million, or 23.6%, from December 31, 2014 to March 31, 2015. The increase in deposits was due to the acquisition of TCNB, which included $86.9 million in deposits. As with assets, deposits also increased related to the tax refund processing program. Total shareholder’s equity increased $3.0 million, or 2.6%, from December 31, 2014 to March 31, 2015 due to increased retained earnings of $2.4 million and changes to Accumulated Other Comprehensive Income of $631 thousand.

Asset Quality

Nonperforming assets at March 31, 2015 were $19.2 million, virtually unchanged from December 31, 2014, and decreased $7.8 million compared to March 31, 2014. Mr. Miller continued, “The accomplishments we had in 2014, paying off the Capital Purchase Program preferred stock, the consolidation of four branches, reducing non-performing loans, announcing the acquisition of TCNB and increasing our loan totals by 6.2% have provided great momentum going into the first quarter of 2015. During the first quarter we maintained our asset quality, closed on the TCNB acquisition which added three branches and $100 million in assets and opened a loan production office on the east side of Cleveland. We are optimistic on the prospects for maintaining that momentum for the remainder of 2015.”

First Citizens Banc Corp is a $1.4 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 28 locations in North Central, West Central and Southwestern Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “FCZAP”.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of First Citizens. For these statements, First Citizens claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about First Citizens, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in First Citizens’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of First Citizens’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. First Citizens does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O. Miller

Chairman, President and CEO

First Citizens Banc Corp

888-645-4121

First Citizens Banc Corp

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended
	March 31,
	(unaudited)
	2015	2014
Interest income	$11,762	$11,315
Interest expense	847	1,150

Net interest income	10,915	10,165
Provision for loan losses	400	750

Net interest income after provision	10,515	9,415
Noninterest income	4,402	4,624
Noninterest expense	10,603	10,428

Income before taxes	4,314	3,611
Income tax expense	1,143	899

Net income	3,171	2,712
Preferred stock dividends	404	655

Net income available to common shareholders	$2,767	$2,057
Dividends per common share	$0.05	$0.04
Earnings per common share,
basic	$0.36	$0.27
diluted	$0.29	$0.22
Average shares outstanding,
basic	7,756,168	7,707,917
diluted	10,904,844	10,904,848
Selected financial ratios:
Return on average assets	0.93%	0.82%
Return on average equity	10.99%	9.47%
Dividend payout ratio	12.23%	11.37%
Net interest margin (tax equivalent)	3.65%	3.51%

Selected Balance Sheet Items

	March 31,	December 31,
	2015	2014
	(unaudited)
Cash and due from financial institutions	$142,339	$29,858
Investment securities	199,693	197,905
Loans held for sale	2,919	2,410
Loans	984,105	914,857
Less allowance for loan losses	14,315	14,268

Net loans	969,790	900,589
Other securities	13,400	12,586
Fixed assets	16,163	14,400
Goodwill and other intangibles	29,790	23,745
Bank owned life insurance	19,754	19,637
Other assets	13,391	12,061

Total assets	1,407,239	1,213,191

Total deposits	1,197,316	968,918
Federal Home Loan Bank advances	17,500	65,200
Securities sold under agreements to repurchase	21,488	21,613
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	22,581	12,124
Total shareholders’ equity	118,927	115,909

Total liabilities and shareholders’ equity	1,407,239	1,213,191

Shares outstanding at period end	7,821,593	7,707,917
Book value per share	$12.25	$12.04
Tangible book value per share	8.44	8.96
Equity to asset ratio	8.45%	9.55%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.45%	1.56%
Non-performing assets to total assets	1.36%	1.57%
Allowance for loan losses to non-performing loans	76.81%	77.18%
Non-performing asset analysis
Nonaccrual loans	$13,582	$13,558
Troubled debt restructurings	5,056	4,928
Other real estate owned	528	560

Total	$19,166	$19,046

Average Balance Analysis

(Unaudited - Dollars in thousands except share data)

	Three Months Ended March 31,
	2015			2014
	Average		Yield/	Average		Yield/
	balance	Interest	rate *	balance	Interest	rate *
Assets:
Interest-earning assets:
Loans	$927,105	$10,246	4.49%	$853,642	$9,782	4.65%
Taxable securities	141,902	832	2.42%	160,004	872	2.22%
Non-taxable securities	69,619	624	5.82%	61,131	574	5.86%
Interest-bearing deposits in other banks	116,298	60	0.21%	136,374	87	0.26%

Total interest-earning assets	$1,254,924	11,762	3.93%	$1,211,151	11,315	3.90%

Noninterest-earning assets:
Cash and due from financial institutions	66,687			74,735
Premises and equipment, net	15,407			16,909
Accrued interest receivable	3,885			3,889
Intangible assets	24,760			23,943
Other assets	9,512			9,281
Bank owned life insurance	19,678			19,190
Less allowance for loan losses	(14,446)			(16,689)

Total Assets	$1,380,407			$1,342,409

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$525,363	$98	0.08%	$494,003	$90	0.08%
Time	224,596	444	0.80%	235,714	525	0.90%
FHLB	34,447	121	1.42%	37,723	324	3.48%
Federal funds purchased	—	—	0.00%	—	—	0.00%
Subordinated debentures	29,427	179	2.47%	29,427	205	2.83%
Repuchase Agreements	20,205	5	0.10%	23,942	6	0.10%

Total interest-bearing liabilities	$834,038	847	0.41%	$820,809	1,150	0.57%

Noninterest-bearing deposits	414,715			393,353
Other liabilities	14,633			12,128
Shareholders’ Equity	117,021			116,119

Total Liabilities and Shareholders’ Equity	$1,380,407			$1,342,409

Net interest income and interest rate spread		$10,915	3.52%		$10,165	3.33%
Net interest margin			3.65%			3.51%

* - All yields and costs are presented on an annualized basis

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
End of Period Balances	2015	2014	2014	2014	2014
Assets
Cash and due from banks	$142,339	$29,858	$24,128	$50,650	$120,388
Securities available for sale	199,693	197,905	200,891	197,680	203,997
Loans held for sale	2,919	2,410	1,399	2,168	545
Loans	984,105	914,857	887,018	867,978	857,368
Allowance for loan losses	(14,315)	(14,268)	(15,445)	(15,395)	(16,767)

Net Loans	969,790	900,589	871,573	852,583	840,601
Other securities	13,400	12,586	12,554	12,548	12,414
Fixed assets	16,163	14,400	14,471	14,858	15,797
Goodwill and other intangibles	29,790	23,745	23,900	24,090	24,286
Bank owned life insurance	19,754	19,637	19,518	19,400	19,275
Other assets	13,391	13,479	13,565	11,153	13,584

Total Assets	$1,407,239	$1,214,609	$1,181,999	$1,185,130	$1,250,887

Liabilities
Total Deposits	$1,197,316	$968,918	$980,634	$979,136	$1,044,820
Federal Home Loan Bank advances	17,500	65,200	26,200	37,500	37,717
Securities sold under agreement to repurchase	21,488	21,613	20,128	17,881	17,949
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	22,581	11,540	9,727	7,281	12,363

Total liabilities	1,288,312	1,096,698	1,066,116	1,071,225	1,142,276
Shareholders’ equity
Preferred shares, Series B	22,309	23,132	23,132	23,132	23,132
Common Stock	115,187	114,365	114,365	114,365	114,365
Accumulated deficit	(1,918)	(4,306)	(5,785)	(7,300)	(8,747)
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income (loss)	584	1,955	1,406	943	(2,904)

Total shareholders’ equity	118,927	117,911	115,883	113,905	108,611
Total liabilities and shareholders’ equity	$1,407,239	$1,214,609	$1,181,999	$1,185,130	$1,250,887

Quarterly Average Balances
Assets:
Earning assets	$1,254,924	$1,116,900	$1,110,722	$1,132,251	$1,211,151
Securities	211,521	211,955	210,635	212,909	221,135
Loans	927,105	898,197	883,459	861,842	853,642
Liabilities and shareholders’ equity
Total deposits	$1,164,674	$987,803	$986,151	$1,009,276	$1,123,070
Interest-bearing deposits	749,959	727,424	728,248	731,010	729,717
Interest-bearing liabilities	84,079	79,314	78,339	83,666	91,092
Total shareholders’ equity	117,021	116,695	114,362	109,879	116,119

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Income statement	2015	2014	2014	2014	2014
Total interest income	$11,762	$11,623	$11,667	$11,365	$11,315
Total interest expense	847	872	983	1,099	1,150

Net interest income	10,915	10,751	10,684	10,266	10,165
Provision for loan losses	400	—	—	750	750
Noninterest income	4,402	2,858	3,012	3,380	4,624
Noninterest expense	10,603	10,482	10,661	9,979	10,428

Income before taxes	4,314	3,127	3,035	2,917	3,611
Income tax expense	1,143	857	729	677	899

Net income	3,171	2,270	2,306	2,240	2,712
Preferred stock dividends	404	406	406	406	655

Net income available to common shareholders	$2,767	$1,864	$1,900	$1,834	$2,057

Common stock dividend paid	$385	$385	$385	$385	$308

Per share data
Basic net income per common share	$0.36	$0.23	$0.25	$0.24	$0.27
Diluted net income per common share	0.29	0.21	0.21	0.21	0.22
Dividends per common share	0.05	0.05	0.05	0.05	0.04
Average common shares outstanding - basic	7,757,168	7,707,917	7,707,917	7,707,917	7,707,917
Average common shares outstanding - diluted	10,904,844	10,904,848	10,904,848	10,904,848	10,904,848

Asset quality
Allowance for loan losses, beginning of period	$14,268	$15,445	$15,395	$16,767	$16,528
Charge-offs	(585)	(1,341)	(456)	(2,332)	(652)
Recoveries	232	164	506	210	141
Provision	400	—	—	750	750

Allowance for loan losses, end of period	$14,315	$14,268	$15,445	$15,395	$16,767

Ratios
Allowance to total loans	1.45%	1.56%	1.74%	1.77%	1.96%
Allowance to nonperforming assets	74.69%	74.91%	73.92%	67.11%	62.14%
Allowance to nonperforming loans	76.81%	77.18%	74.88%	67.95%	62.60%

Nonperforming assets
Nonperforming loans	$18,638	$18,486	$20,628	$22,656	$26,786
Other real estate owned	528	560	266	282	196

Total nonperforming assets	$19,166	$19,046	$20,894	$22,938	$26,982

Capital and liquidity
Tier 1 leverage ratio	8.91%	10.37%	10.28%	9.77%	8.58%
Tier 1 risk-based capital ratio	12.10%	13.52%	13.77%	13.67%	13.39%
Total risk-based capital ratio	13.35%	14.78%	15.03%	14.92%	14.67%
Tangible common equity ratio	4.79%	5.96%	5.95%	5.51%	4.99%